Exhibit 10.98

[Aspect Communications letterhead]

VIA INTER-OFFICE MAIL

February 28, 2003

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Beatriz V. Infante
Aspect Communications
San Jose, CA 95131

Dear Beatriz:

This letter agreement (the “Agreement”) is to confirm the terms of your ongoing employment with Aspect Communications Corporation (the “Company”) and supersedes and replaces all prior oral and/or written agreements regarding the subject matter hereof between you and the Company.

     1.     This Agreement will commence on the date hereof and continue until February 28, 2004 (the “Original Term”), unless extended for one or more additional one-year terms upon mutual written agreement between you and the Company or unless terminated pursuant to the terms described herein. In no way limiting the foregoing, if the Company has not affirmatively renewed or terminated this Agreement as of the expiration of the Original Term or any extension thereof, this Agreement will be extended for a series of successive one month periods, pending an affirmative decision by the Company to either renew or not renew the Agreement. Affirmative renewal or termination by the Company shall be evidenced by the adoption of resolutions by the Compensation Committee of the Board of Directors of the Company (the “Committee”), or, alternatively, by the Board of Directors. In addition, in the event that the Company has entered into discussions with a third party regarding a Change of Control in the beneficial ownership of the Company (as defined below) and such Change of Control discussions are ongoing at the end of the Original Term or any extension (including any one month extension as provided for above), this Agreement automatically shall be extended until the later of (a) the end of a period of eighteen (18) months following the closing of such Change of Control transaction or (b) the time that the parties have ceased their discussions.

     2.     Your title, reporting structure, job duties and responsibilities are described on Exhibit A attached hereto. As a condition to your continuing employment, you agree to execute and comply with the terms of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) that is attached to this Agreement as Exhibit B. You agree to the best of your ability and experience that you will, to the reasonable satisfaction of the Company and its Board, at all times loyally and

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conscientiously perform all of the duties and obligations required of your pursuant to the terms of this Agreement; provided, however, that you shall not be precluded from engaging in civic, charitable or religious activities, or from serving on the boards of directors of other business entities with the prior written approval of the Board of Directors of the Company (the “Board”), so long as such activities or service do not interfere with your responsibilities to the Company hereunder. You will comply with and be bound by the Company’s operating policies, procedures and practices in effect from time to time during the term of your employment. You will devote your best efforts to the interest of the Company and will not engage in other employment with any Company customer, competitor or supplier without the prior written consent of the Company’s Board of Directors. You will not accept any other position if such position will impair your ability to fulfill your obligations to the Company.

     3.     You acknowledge that your employment is and will continue to be at-will, meaning that your employment with the Company may be terminated by either you or the Company at any time for any or no reason, with or without cause, and with or without notice. If your employment terminates for any reason, you will not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. Notwithstanding the foregoing, upon the termination of your employment for any reason, you still shall have the right to receive (i) payment of regular base salary and any unpaid target bonus, in either case as earned but unpaid through the date of termination, (ii) payment of all of your accrued and unused vacation through the date of termination, (iii) following your submission of proper expense reports, reimbursement by the Company for all expenses reasonably and necessarily incurred by you in connection with the business of the Company prior to termination, (iv) vested contributions and earnings from the Company’s 401(k) plan, and (v) any post-termination benefits under the Company’s then-applicable employee benefit plans, policies or arrangements in accordance with the terms of such plans, policies and arrangements. Any payments described in this paragraph shall be made promptly upon termination, but in any event in compliance with applicable law and any applicable terms of the Company’s plans, policies, and arrangements. The rights and duties created by this paragraph may not be modified in any way except by a written agreement executed by Chairman of the Board (COB), President & Chief Executive Officer (CEO) and the Board of Directors on behalf of the Company.

     4.     If your employment is terminated by the Company without Cause (as defined below) and other than as a result of your death or disability, or if your employment is terminated by you as a result of a Constructive Termination (as defined below), in either case in the period of time beginning

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three (3) months prior to the effective date of Change of Control and ending thirteen (13) months following the effective date of a Change of Control, then, subject to your obligations and such other terms and conditions as described herein, including without limitation those set forth in Section 8, 18 and 19 below, the Company will provide you with the following severance benefits:

(a)	The Company will continue to pay you your regular base salary plus annual target bonus (at the rate that is in effect on the date of your termination or as of immediately prior to the effective date of the Change of Control, whichever is greater), pursuant to the Company’s regular payroll schedule for a period of eighteen (18) months (the “Severance Period”).

(b)	Provided that you make a timely election to continue coverage under the Company’s group medical insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the applicable premiums for you and your eligible dependents for such continued coverage for the lesser of eighteen (18) months or until you become eligible for comparable group medical insurance benefits from another employer or are otherwise eligible for COBRA continuation coverage. Nothing in this Section 4 shall restrict the ability of the Company or its successor from changing some or all of the terms of such health insurance benefits, provided that all similarly situated participants are treated the same.

(c)	With respect to any stock options you hold that is not otherwise fully exercisable and vested as of the termination date, such stock options will become fully vested as of immediately prior to the termination of your employment with the Company, and will not thereafter become exercisable as to those shares that become vested pursuant to this Section 4(c) over the Severance Period in eighteen (18) equal monthly installments, such that, subject to your continued compliance with the terms of this Agreement throughout the Severance Period, these stock options will be fully vested and exercisable as of the end of the Severance Period. If the Company determines at any point during the Severance Period that you are not compliance with your obligations pursuant to this Agreement, you will have no right to exercise the stock option as to, and you

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will forfeit all right, title and interest in or to, any shares which, pursuant to this Section 4(c), have not become exercisable as of the first date on which you were not in compliance with such obligations. In connection with this Section 4(c), the Company will amend your current stock options to provide that such awards will be exercisable as to any vested shares following the termination of your employment until the later of ninety (90) days following your termination date, or, if you are eligible for acceleration of vesting and exercisability pursuant to this Section 4(c), until the ninetieth (90th) day following the date on which the final installment of each respective stock option became exercisable. In no event shall any stock option subject to this Section 4(c) be exercisable following the expiration of the original term of such stock option.

     Notwithstanding the foregoing, you shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except for your eligibility for COBRA continuation coverage set forth in b.) above and except as set forth in Sections 18 and 19 below, shall the amount of any payment or benefit provided for in this paragraph be reduced or otherwise affected by any compensation or benefits received by you as a result of employment by another employer or self-employment, by any retirement benefits regardless of source, by offset against any amount claimed to be owed by you to the Company, or otherwise. Any severance benefits described herein will be subject to applicable tax withholdings.

     5.     In the event that the severance benefits provided to you by this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then your benefits hereunder shall be either

(i)	provided to you in full, or

(ii)	provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax,

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and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and you agree otherwise in writing, any determination required under this paragraph shall be made in writing in good faith by a qualified third party (the “Professional Service Firm”). In the event of a reduction of benefits hereunder, you shall be given the choice of which benefits to reduce, in the event that the reduction to zero dollars ($0) of all benefits paid in cash is insufficient to avoid liability under the Excise Tax. For purposes of making the calculations required by this paragraph, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

          If, notwithstanding any reduction described in this paragraph, the Internal Revenue Service (“IRS”) determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph or otherwise pursuant to this Section 5, then you shall pay the Excise Tax and the Company shall not bear any liability to you or any other party for taxes, interest, penalties or additions to tax as a result of your being subject to the Excise Tax. To the extent that the Company becomes liable to any party for any amount as a result of your being subject to the Excise Tax, you shall indemnify the Company for such amount.

          Notwithstanding any other provision of this paragraph, if (i) there is a reduction in the payment of benefits as described in this paragraph, (ii) the IRS later determines that you are liable for the Excise Tax, the

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payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits previously had not been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

     6.     For purposes of this Agreement, the following definitions will apply:

          (a) “Cause” for your termination will exist if the Company terminates your employment for any of the following reasons: (i) you willfully fail to substantially perform your duties hereunder (other than any such failure due to your physical or mental illness), and such willful failure is not remedied within ten (10) business days after written notice, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause; (ii) you engage in willful and serious misconduct (including, but not limited to, an act of fraud or embezzlement against the Company) that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates, or any act that constitutes any knowing misrepresentation involving or related to the Company’s financial statements, (iii) you are convicted of or enter a plea of guilty or nolo contendere to a crime that constitutes a felony related to your employment with the Company or a crime that materially adversely affects your ability to perform your duties on behalf of the Company, or (iv) you willfully breach any of your obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates, including, but not limited to, the Confidentiality Agreement, and such willful breach is not remedied within ten (10) business days after written notice from the Company’s Chief Executive Officer or the Board of Directors, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause.

          (b) “Change of Control” will mean (i) a dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company’s stockholders of record immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this clause 6(b)(ii), any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of

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stockholders of the Company immediately prior to such transaction); (iii) either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled affiliate of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled affiliate of any other entity) immediately following the reverse merger (for purposes of this clause 6(b)(iii), any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or (v) the individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

     (c)  “Constructive Termination” will be deemed to occur if you resign from any and all positions which you hold with the Company (including any membership on the Company’s Board of Directors) within

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forty-five (45) days immediately after one or more of the following events: (i) your duties and responsibilities to the Company (or a successor corporation) in the position listed on Exhibit are materially diminished relative to your duties and responsibilities as in effect at any time from the time immediately prior to the occurrence of a Change of Control or at any time thereafter, without your prior written consent; (ii) you are subject to any reduction in the total value of your base compensation and benefits, provided that an across-the-board reduction in the base compensation and benefits of all other employees or consultants in positions similar to yours by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying reduction; or (iii) without your prior written consent, the principal place at which you perform your employment duties and responsibilities is relocated such that your new business office location results in a commute for you that is both (A) longer than your commute prior to the relocation and (B) greater than fifty (50) miles each way. For purposes of this definition and this Agreement, however, a change in title with substantially the same duties and responsibilities shall not be considered a Constructive Termination, should you have continuing responsibilities for the acquirer which are substantially the same as those you had for the Company prior to the Change of Control transaction.

     7.     You hereby represent and warrant to the Company that you have, during your employment with the Company, complied with all obligations under the Confidentiality Agreement. You further agree that the provisions of the Confidentiality Agreement will survive any termination of this Agreement or of your employment relationship with the Company.

     8.     Upon your involuntary termination of employment other than for Cause or your voluntary termination as a result of a Constructive Termination, and as a condition of the receipt of any benefits under this Agreement, you shall execute a release of all legal claims against the Company related to your employment on a form prepared by the Company (a “Release”). If you do not execute a Release within the period set forth in the Release (which period shall not be shorter than seven (7) days and shall not be longer than forty-five (45) days), or if you are given the right to revoke such Release and you choose to so revoke such Release within the subsequent seven (7) business day period, you will have no right to receive any of the benefits described in Section 4 above.

     9.     You represent that you have not entered into any agreements, understandings, or arrangements with any other person or entity which would be breached by you as a result of, or that would in any way preclude or

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prohibit you from, entering into this Agreement or performing any of the duties and responsibilities provided for herein.

     10.     Any successor to the Company as a result of the occurrence of a Change of Control (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or otherwise which succeeds to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

          The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees.

     11.     This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all negotiations and prior agreements with respect to the subject matter hereof, i.e., the rights and responsibilities of you and the Company in the event of certain terminations of your employment with the Company relating to the occurrence of a Change of Control.

     12.     Any term of this Agreement may be amended or waived only with the written consent of the parties.

     13.     Any notice required or permitted by this Agreement will be in writing and will be deemed sufficient upon receipt, when delivered personally, by facsimile or email, or by a nationally-recognized delivery service (such as Federal Express or Express Mail), or 72 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

     14.     The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

     15.     If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to re-negotiate such

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provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded, modified or replaced and (iii) the balance of the Agreement will be enforceable in accordance with its terms. Specifically with respect to the covenants contained in Sections 18 and 19 below, the parties intend that such covenants shall be construed as a series of separate covenants, one for each city, county, state, nation and other political subdivision of the Business Area (as defined in Section 19 below). If, in any judicial, mediation or arbitration proceeding, a court, mediator or arbitrator shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such Sections, then any such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court, mediator or arbitrator. It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable law. Further, in the event that the any of the provisions of Sections 18 or 19 should be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be automatically reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

     16.     You and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that we are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, we agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Section 15, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding; provided however that each party shall, unless otherwise determined by the arbitrator, bear its, his or her own attorneys’ fees and expenses. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

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     17.     You acknowledge that, in executing this Agreement, you have had the opportunity to seek the advice of independent legal counsel, that you have done so or knowingly declined to do so, and you have read and understood all of the terms and provisions of this Agreement.

     18.     You agree that during the term of your employment (and any concurrent or subsequent consulting relationship) with the Company, and for a period of eighteen (18) months immediately thereafter, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for your own benefit or for the benefit of any other person or entity. Further, during your employment (and any concurrent or subsequent consulting relationship) with the Company and at any time thereafter, you will not use any confidential or proprietary information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to solicit or influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. You acknowledge that upon your breach of this Section 18, the Company would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company’s obligations to provide the benefits to you as described in Section 4 above shall immediately terminate, you shall have no claim to receive such benefits from the Company, the Release referred to in Section 8 above shall remain in all respects valid and binding, and the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining you from committing or continuing any such violation of this Section 18.

     19.     If your employment is terminated under the circumstances set forth in Section 4 above, you agree that for a period of eighteen (18) months immediately following the termination of your employment, you will not (i) enter into or participate in the business of developing, marketing and servicing hardware and software related to contract centers, including those involving voice-over IP, traditional telephony, e-mail, voicemail, Web, fax and wireless business communications of the type developed, marketed or serviced or being developed or proposed to be developed, marketed or serviced by the Company as of the date of termination of employment (the “Restricted Business”) or (ii) directly or indirectly own, manage, operate, control or otherwise engage or participate in, or become connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee

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of or consultant in any entity or business, or any division, group or other subset of any business, engaged in the Restricted Business. Subject to Section 15 above, the restriction set forth in the Section 19 shall apply worldwide (the “Business Area”).

          (a) You acknowledge that upon your breach of this Section 19, the Company would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company’s obligations to provide the benefits to you as described in Section 4 above shall immediately terminate, you shall have no claim to receive such benefits from the Company, the Release referred to in Section 8 above shall remain in all respects valid and binding, and the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining you from committing or continuing any such violation of this Section 19.

          (b) You agree that you will be able to earn a livelihood without violating the restrictions set forth in this Section 19. You agree that the character, duration and geographical scope of Section 19 are reasonable in light of the circumstances as they exist on the effective date of this Agreement.

     19.     You agree not to enter into any agreement, either written or oral, in conflict with the provisions of this Agreement. You certify that, to the best of your information and belief, you are not a party to any other agreement that will interfere with your full compliance with this Agreement.

     20.     This Agreement (i) shall survive your employment by the Company (ii) does not in any way restrict your right or the right of the Company to terminate your employment, (iii) inures to the benefit of successors and assignees of the Company, and (iv) is binding upon your heirs and legal representatives.

     21.     You certify an acknowledge that you have carefully read all of the provisions of the agreement and that you understand and will fully and faithfully comply with such provisions.

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Please indicate your agreement with the above terms by signing below.

Sincerely,

Aspect Communications Corporation

By:

Date:

Title:

Address:	1310 Ridder Park Drive San Jose, CA 95131

Facsimile Number: (408) 325-2442

My signature below signifies my agreement with the above terms.

By:

Address:

Date:

Exhibit F2: Change-in-Control Template

EXHIBIT A

DESCRIPTION OF TITLE, REPORTING STRUCTURE,
JOB DUTIES AND RESPONSIBILITIES

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EXHIBIT B

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CONFIDENTIALITY AGREEMENT

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February 28, 2003

VIA INTER-OFFICE MAIL

Beatriz V. Infante
Chairman of the Board, President and Chief Executive Officer
Aspect Communications Corporation
1310 Ridder Park Drive
San Jose, CA 95131

Dear Beatriz:

     This letter agreement (the “Agreement”) is to confirm the terms of your ongoing employment with Aspect Communications Corporation (the “Company”). It is intended to provide certain severance benefits and as such to supplement the existing letter agreement between you and the Company dated February 28, 2003 (the “Change of Control Agreement”) addressing certain benefits related to a Change of Control (as defined therein) of the Company. Capitalized terms not defined in this Agreement shall have the meanings given them in the Change of Control Agreement.

     1.     This Agreement will commence on the date hereof and continue until February 28, 2004 (the “Original Term”), unless extended for one or more additional one-year terms upon mutual written agreement between you and the Company or unless terminated pursuant to the terms described herein. Approval by the Company of a renewal of this Agreement shall be evidenced by the adoption of resolutions by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), or, alternatively, by the Board. In addition, in the event that the Company has entered into discussions with a third party regarding a Change of Control and such Change of Control discussions are ongoing at the end of the Original Term or any extension, this Agreement automatically shall be extended until the later of (a) the end of a period of eighteen (18) months following the closing of such Change of Control transaction or (b) the time that the parties have ceased their discussions.

     2.     You are employed as President and Chief Executive Officer of the Company, and as such report to the Company’s Board. Your job duties and responsibilities entail those typically required of a President and CEO of a public company. You are also Chairman of the Board.

Aspect Communications
1310 Ridder Park Drive
San Jose, CA 95131-2313
tel (408) 325-2200
fax (408) 325-2260
www.aspect.com

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     3.     You acknowledge that your employment is and will continue to be at-will, meaning that your employment with the Company may be terminated by either you or the Company at any time for any or no reason, with or without cause (including Cause as defined below), and with or without notice. Nothing in this Agreement will entitle you in the event your employment terminates for any reason to any payments, benefits, damages, award or compensation other than as explicitly provided for in this Agreement. Notwithstanding the foregoing, upon the termination of your employment for any reason, you still shall have the right to receive (i) payment of regular base salary and any unpaid target bonus, in either case as earned but unpaid through the date of termination, (ii) payment of all of your accrued and unused vacation through the date of termination, (iii) following your submission of proper expense reports, reimbursement by the Company for all expenses reasonably and necessarily incurred by you in connection with the business of the Company prior to termination, (iv) vested contributions and earnings from the Company’s 401(k) plan, and (v) any post-termination benefits under the Company’s then-applicable employee benefit plans, policies or arrangements in accordance with the terms of such plans, policies and arrangements. Any payments described in this paragraph shall be made promptly upon termination, but in any event in compliance with applicable law and any applicable terms of the Company’s plans, policies, and arrangements. The rights and duties created by this paragraph may not be modified in any way except by a written agreement executed by yourself on your behalf and by an officer or member of the Board authorized by the Board or the Committee to sign on behalf of the Company.

     4.     If your employment is terminated by the Company without Cause (as defined below) and other than as a result of your death or disability, or if your employment is terminated by you as a result of a Constructive Termination (as defined below), under any circumstances such that such termination without Cause or Constructive Termination is not governed by the terms of the Change of Control Agreement (that is, for any termination without Cause or Constructive Termination other than one that occurs in the period of time beginning three (3) months prior to the effective date of a Change of Control and ending thirteen (13) months following the effective date of a Change of Control, which terminations shall be covered by the Change of Control Agreement), then, subject to your continued observance of your obligations and such other terms and conditions as described herein, including without limitation those set forth in Sections 7, 16 and 17 below, the Company will provide you with the following severance benefits:

(a)	The Company will continue to pay you your regular base salary plus your annual target bonus (at the rate that is in

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effect on the date of your termination), in equal proportionate amounts pursuant to the Company’s regular payroll schedule for a period of eighteen (18) months (the “Severance Period”).

(b)	Provided that you make a timely election to continue coverage under the Company’s group medical insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the applicable premiums for you and your eligible dependents for such continued coverage for the lesser of eighteen (18) months or until you become eligible for comparable group medical insurance benefits from another employer or are otherwise ineligible for COBRA continuation coverage. Nothing in this Section 4(b) shall restrict the ability of the Company or its successor from changing some or all of the terms of such health insurance benefits, provided that all similarly situated participants are treated the same.

(c)	With respect to any stock option you hold that is not otherwise fully exercisable and vested as of the termination date, such stock options will become fully vested as of immediately prior to the termination of your employment with the Company, and will thereafter become exercisable as to those shares that become vested pursuant to this Section 4(c) over the Severance Period in eighteen (18) equal monthly installments, such that, subject to your continued compliance with the terms of this Agreement throughout the Severance Period, these stock options will be fully vested and exercisable as of the end of the Severance Period. If the Company determines at any point during the Severance Period that you are not in compliance with your obligations pursuant to this Agreement, you will have no right to exercise the stock options as to, and you will forfeit all right, title and interest in or to, any shares which, pursuant to this Section 4(c), have not become exercisable as of the first date on which you were not in compliance with such obligations. In connection with this Section 4(c), the Company will amend your current stock options to provide that such awards will be exercisable as to any vested shares following the termination of your employment until the later of ninety (90) days following

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your termination date, or, if you are eligible for acceleration of vesting and exercisability pursuant to this Section 4(c), until the ninetieth (90th) day following the date on which the final installment of each respective stock option became exercisable. In no event shall any stock option subject to this Section 4(c) be exercisable following the expiration of the original term of such stock option.

          Notwithstanding the foregoing, you shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except for your eligibility for COBRA continuation coverage as set forth in b.) above and except as set forth in Sections 16 and 17 below, shall the amount of any payment or benefit provided for in this paragraph be reduced or otherwise affected by any compensation or benefits received by you as a result of employment by another employer or self-employment, by any retirement benefits regardless of source, by offset against any amount claimed to be owed by you to the Company, or otherwise. Any severance benefits described herein will be subject to applicable tax withholdings.

     5.     In the event that the severance benefits provided to you by this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then your benefits hereunder shall be either

(i)	provided to you in full, or

(ii)	provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and you agree otherwise in writing, any determination required under this paragraph shall be made in writing in good faith by a qualified third party (the “Professional Service Firm”). In the event of a reduction of benefits hereunder, you shall be given the choice of which benefits to reduce, in the

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event that the reduction to zero dollars ($0) of all benefits paid in cash is insufficient to avoid liability under the Excise Tax. For purposes of making the calculations required by this paragraph, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

     If, notwithstanding any reduction described in this paragraph, the Internal Revenue Service (“IRS”) determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph or otherwise pursuant to this Section 5, then you shall pay the Excise Tax and the Company shall not bear any liability to you or any other party for taxes, interest, penalties or additions to tax as a result of your being subject to the Excise Tax. To the extent that the Company becomes liable to any party for any amount as a result of your being subject to the Excise Tax, you shall indemnify the Company for such amount.

     Notwithstanding any other provision of this paragraph, if (i) there is a reduction in the payment of benefits as described in this paragraph, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits previously had not been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

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     6.     For purposes of this Agreement, the following definitions will apply:

          (a) “Cause” for your termination will exist if the Company terminates your employment for any of the following reasons: (i) you willfully fail to substantially perform your duties hereunder (other than any such failure due to your physical or mental illness), and such willful failure is not remedied within ten (10) business days after written notice from the Chairman of the Committee, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause; (ii) you engage in willful and serious misconduct (including, but not limited to, an act of fraud or embezzlement against the Company) that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates, or any act that constitutes any knowing misrepresentation involving or related to the Company’s financial statements, (iii) you are convicted of or enter a plea of guilty or nolo contendere to a crime that constitutes a felony related to your employment with the Company or a crime that materially adversely affects your ability to perform your duties on behalf of the Company, or (iv) you willfully breach any of your obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates, including, but not limited to, the Confidentiality Agreement (as defined in Section 9 below), and such willful breach is not remedied within ten (10) business days after written notice from the Chairman of the Committee, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause.

          (b) “Constructive Termination” will be deemed to occur if you resign from any and all positions which you hold with the Company (including any membership on the Company’s Board of Directors) within forty-five (45) days immediately after one or more of the following events: (i) your position with the Company is, or your duties and responsibilities as President and Chief Executive Officer of the Company are, materially diminished relative to your position, duties and responsibilities as in effect immediately prior to such change, without your prior written consent; (ii) without your prior written consent, you are subject to any reduction in the total value of your base compensation and benefits, provided that an across-the-board reduction in the base compensation and benefits of all other executive officers of the Company by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying reduction; (iii) without your prior written consent, the principal place at which you perform your employment duties and responsibilities is relocated such that your new business office location results in a commute for you that is both (A) longer

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than your commute prior to the relocation and (B) greater than fifty (50) miles each way; and (iv) the Board fails to renew this Agreement upon expiration of the Original Term or any one-year renewal thereof.

     7.     Upon your involuntary termination of employment other than for Cause or your voluntary termination as a result of a Constructive Termination, and as a condition of the receipt of any benefits under this Agreement, you shall execute a release of all legal claims against the Company related to your employment on a form prepared by the Company (a “Release”). If you do not execute a Release within the period set forth in the Release (which period shall not be shorter than seven (7) days and shall not be longer than forty-five (45) days), or if you are given the right to revoke such Release and you choose to revoke such Release within the subsequent seven (7) day period, you will have no right to receive any of the benefits described in Section 4 above.

     8.     Any successor to the Company as a result of the occurrence of a Change of Control (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or otherwise which succeeds to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

          The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees.

     9.     This Agreement constitutes the sole agreement of the parties and supersedes all negotiations and prior agreements with respect to the subject matter hereof, i.e., the rights and responsibilities of you and the Company in the event of certain terminations of your employment with the Company other than a termination related to the occurrence of a Change of Control (which termination is covered by the Change of Control Agreement). The Change of Control Agreement and the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) between you and the Company remain in full force and effect and are not modified by

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this Agreement. The benefits provided in this Agreement are meant to be in lieu of any benefits to which you might become entitled under the Change of Control Agreement and eligibility to receive benefits under either this Agreement or the Change of Control Agreement shall terminate your rights to receive benefits under the other agreement.

     10.     Any term of this Agreement may be amended or waived only with the written consent of the parties.

     11.     Any notice required or permitted by this Agreement will be in writing and will be deemed sufficient upon receipt, when delivered personally, by facsimile or email, or by a nationally-recognized delivery service (such as Federal Express or Express Mail), or 72 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

     12.     The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

     13.     If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to re-negotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded, modified or replaced, and (iii) the balance of the Agreement will be enforceable in accordance with its terms. Specifically with respect to the covenants contained in Section 16 and 17 below, the parties intend that such covenants shall be construed as a series of separate covenants, one for each city, county, state, nation and other political subdivision of the Business Area (as defined in Section 17 below). If, in any judicial, mediation or arbitration proceeding, a court, mediator or arbitrator shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such Sections, then any such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court, mediator or arbitrator. It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable law. Further, in the event that the any of the provisions of Sections 16 or 17 should be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete,

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then such provisions shall be automatically reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

     14.     You and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that we are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, we agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Section 13, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding; provided however that each party shall, unless otherwise determined by the arbitrator, bear its or her own attorneys’ fees and expenses. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

     15.     You acknowledge that, in executing this Agreement, you have had the opportunity to seek the advice of independent legal counsel, that you have done so or knowingly declined to do so, and you have read and understood all of the terms and provisions of this Agreement.

     16.     You agree that during the term of your employment (and any concurrent or subsequent consulting relationship with the Company, and for a period of eighteen (18) months immediately thereafter, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for your own benefit or for the benefit of any other person or entity. Further, during your employment (and any concurrent or subsequent consulting relationship) with the Company and at any time thereafter, you will not use any confidential or proprietary information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence any client, customer or other person either directly or indirectly, to direct his, her or its

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purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. You acknowledge that upon your breach of this Section 16, the Company would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company’s obligations to provide the benefits to you as described in Section 4 above shall immediately terminate, you shall have no claim to receive such benefits from the Company, the Release referred to in Section 7 above shall remain in all respects valid and binding, and the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining you from committing or continuing any such violation of this Section 16.

     17.     If your employment is terminated under the circumstances set forth in Section 4 above, you agree that for a period of eighteen (18) months immediately following the termination of your employment, you will not (i) enter into or participate in the business of developing, marketing and servicing hardware and software related to contact centers, including those involving voice-over IP, traditional telephony, e-mail, voicemail, Web, fax, and wireless business communications of the type developed, marketed or serviced or being developed or proposed to be developed, marketed or serviced by the Company as of the date of termination of employment (the “Restricted Business”) or (ii) directly or indirectly own, manage, operate, control or otherwise engage or participate in, or become connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant in any entity or business, or any division, group or other subset of any business, engaged in the Restricted Business. Subject to Section 13 above, the restrictions set forth in this Section 17 shall apply worldwide (the “Business Area”).

          (a) You acknowledge that upon your breach of this Section 17, the Company would sustain irreparable harm from such breach, and, therefore, you agree that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company’s obligations to provide the benefits to you as described in Section 4 above shall immediately terminate, you shall have no claim to receive such benefits from the Company, the Release referred to in Section 7 above shall remain in all respects valid and binding, and the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining you from committing or continuing any such violation of this Section 17.

          (b) You agree that you will be able to earn a livelihood without violating the restrictions set forth in this Section 17. You agree that

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the character, duration and geographical scope of Section 17 are reasonable in light of the circumstances as they exist on the effective date of this Agreement.

     18.     You agree not to enter into any agreement, either written or oral, in conflict with the provisions of this Agreement. You certify that, to the best of your information and belief, you are not a party to any other agreement that will interfere with your full compliance with this Agreement.

     19.     This Agreement (i) shall survive your employment by the Company (ii) does not in any way restrict your right or the right of the Company to terminate your employment, (iii) inures to the benefit of successors and assignees of the Company, and (iv) is binding upon your heirs and legal representatives.

     20.     You certify an acknowledge that you have carefully read all of the provisions of the agreement and that you understand and will fully and faithfully comply with such provisions.

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     Please indicate your agreement with the above terms by signing below.

Sincerely,

Aspect Communications Corporation

By:

Date:

Title:

Address:	1310 Ridder Park Drive San Jose, CA 95131

Facsimile Number: (408) 325-2442

     My signature below signifies my agreement with the above terms.

By:

Address:

Date: